Sanswire Corp.

CONFIDENTIAL EMPLOYMENT AGREEMENT

THOMAS SEIFERT

June 1, 2009

AGREEMENT dated the 1st  day of June, 2009, between Sanswire Corp, a Delaware corporation, with offices at 101 N.E. 3rd Ave, Suite 1500, Ft. Lauderdale, Florida 33301 at (the "Company"), and Thomas Seifert, residing at 10940 S. Parker Road, Suite 201, Parker, Colorado 80134 (the "Employee").

WITNESSETH:

WHEREAS, the Company desires to employ the Employee and the Employee is willing to accept such employment, all on the terms hereinafter set forth;

NOW, THEREFORE, the parties agree as follows:

1. Employment. The Company hereby employs the Employee as its Chief Financial Officer on the terms hereinafter set forth in Appendix A, and the Employee hereby accepts such employment. The term of this agreement is for three (3) years from date of execution and shall automatically renew for successive one (1) year terms unless otherwise terminated by either party upon 30 days written notice or unless this agreement is terminated for cause.

2. Duties. The Employee will perform duties stated as detailed in Appendix A. These job duties may be varied from time to time by the company.

3. Exclusivity.

3.1  Activities. It is acknowledged by the Company that the Employee may remain involved in other business activities and will continue to do so as long as such activities do not pose a conflict with the Employee’s duties and obligations to the Company, in the needs of the Company at the time of the agreement.

4. Compensation.

4.1  Salary. During the first one (1) year of employment, the Company will pay the Employee a salary as detailed in Appendix A. Thereafter the Company will review the Employee's salary and stock bonuses at least yearly, but, in any event, the Company may increase the annual salary and milestone based compensation subject to review by the employee’s supervisor. The Employee will not be entitled to overtime or other additional compensation as a result of services performed during evenings, weekends, holidays or at other times.

4.2  Additional Compensation. During his employment the Company will also pay the Employee a bonus in company stock and/or a cash amount based on personal performance as detailed in Appendix A. Such bonus shall be determined by the Board of Directors of the Company at their sole discretion, within the guidelines of Appendix A.

4.3  Severance.  Should the Employee be terminated prior to the end of this agreement for any reason, except cause, the Employee shall be entitled to payment of salary, benefits and bonus for twelve (12) months following such termination and shall be entitled to a pro-rata bonus for the term hereunder that the Employee was Employed.

4.4  Change of Control, Acquisition. In the event of a Change of Control (as defined below), then the vesting of all shares covered by any options held the employee, plus an additional 5,000,000 shares of common stock, shall accelerate in full and such options shall immediately become exercisable in full, and such shares shall be issued to the Employee. Change of Control is defined as: (i) a sale of fifty percent (50%) or more of the assets of the Company; (ii) a merger or consolidation involving the Company in which the Company is not the surviving corporation and the shareholders of the Company immediately prior to the completion of such transaction hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or comparable successor rules) of the securities of the surviving corporation (excluding any shareholders who possessed a beneficial ownership interest in the surviving corporation prior to the completion of such transaction); (iii) a reverse merger involving the Company in which the Company, is the surviving corporation but the shares of common stock of the Company (the "Common Stock") outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and the shareholders of the Company immediately prior to the completion of such transaction hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act, or comparable successor rules) of the surviving entity or, if more than one entity survives the transaction, the controlling entity; (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company) of the beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act, or comparable successor rules) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or, (v) in the event that the individuals who, as of the Effective Date, are members of the Board of Directors (the "Incumbent Board), cease for any reason to constitute at least fifty percent (50%) of the Parent Board. (If the election, or nomination for election by the Company’s shareholders, of any new member of the Board is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Parent Board shall be considered as a member of the Incumbent Board.)

5. Expenses.

5.1  The Company will reimburse the Employee for all proper, normal and reasonable expenses incurred by the Employee in performing her obligations under this Agreement upon the Employee's furnishing the Company with satisfactory evidence of such expenditures. The Employee will not incur any unusual or major expenditure without the Company's prior written approval. In the event that the employee relocates to the corporate offices, then the Company shall pay any and all relocation expenses, up to, fifteen thousand dollars.

6. Benefits.

6.1  The Company will provide the Employee, at the Company's expense, with medical Insurance coverage for his immediate family and disability insurance as detailed in Appendix A, as detailed in Appendix A, as well as disability and other insurance afforded to senior executives.

6.2  The Employee will be entitled to 20 days vacation during each calendar year, with not more than 2 weeks to be taken consecutively (January 1 to December 31) in addition to any holidays which the Company observes.

6.3  The Employee's salary and other rights and benefits under this Agreement will not be suspended or terminated because the Employee is absent from work due to illness, accident or other disability; but the Company may deduct from the Employee's salary under Section 4.1 any payment received by the Employee under any disability insurance which the Company provides the Employee pursuant to Section 6.1. The provisions of this Section 6.3 will not limit or affect the rights of the Company under Section 7.

7. Death and Disability.

7.1 If the Employee dies prior to expiration of the term of his employment, the Company will agree to pay any and all accrued vacation pay as well as three months salary and six months health insurance to the Employees wife and shall grant any and all due bonuses or stock grants to the spouse of the Employee. Any further obligations after these payments shall cease as of the date of the Employee's death.

8. Results of the Employee's Services.

8.1  The Company will be entitled to and will own all the results and proceeds of the Employee's services, for the direct benefit of the Company, and as they relate specifically to the Company, and not as part of the Employees outside business interests, under this Agreement, including, without limitation, all rights throughout the world to any copyright, patent, trademark or other right and to all ideas, inventions, products, programs, procedures, formats and other materials of any kind created or developed or worked on by the Employee during his/her employment by the Company; the same shall be the sole and exclusive property of the Company; and the Employee will not have any right, title or interest of any nature or kind therein. Without limiting the foregoing, it will be presumed that any copyright, patent, trademark or other right and any idea, invention, product, program, procedure, format or material created, developed or worked on by the Employee at any time during the term of her employment will be a result or proceed of the Employee's services under this Agreement. The Employee will take such action and execute such documents as the Company may request to warrant and confirm the Company's title to and ownership of all such results and proceeds and to transfer and assign to the Company any rights which the Employee may have therein. The Company agrees that it will not be entitled to any works, proceeds, or other benefits as a result of the Employees other business activities, which the Company acknowledges at the outset of this employment arrangement.

The Employee's right to any compensation or other amounts under this Agreement will not constitute a lien on any results or proceeds of the Employee's services under this Agreement.

8.2  The Company will also own, and promptly on receipt thereof the Employee will pay to the Company, any monies and other proceeds to which the Employee is entitled on account of rights pertaining to any of the Company's products which the Employee acquired before the date of this Agreement.

8.3  The Employee acknowledges that the violation of any of the provisions of Section 8.1 will cause irreparable loss and harm to the Company which cannot be reasonably or adequately compensated by damages in an action at law, and, accordingly, that the Company will be entitled to injunctive and other equitable relief to enforce the provisions of that Section; but no action for any such relief shall be deemed to waive the right of the Company to an action for damages.

9.0. Uniqueness of Services. The Employee acknowledges that his services hereunder are of a special, unique, unusual, extraordinary and intellectual character, the loss of which cannot be reasonably or adequately compensated by damages in an action at law. Accordingly, the Company will be entitled to injunctive and other equitable relief to prevent or cure any breach or threatened breach of this Agreement by the Employee, but no action for any such relief shall be deemed to waive the right of the Company to an action for damages. The Company shall not require the employee to relocate, and if such demand is made, the employee shall have the option of relocation or resigning the position. Any such resignation shall not require the forfeiture of any compensation owed by the Company. The employee however, agrees to utilize his best efforts to relocate, but any relocation is not guaranteed.

10.0. Negative Covenants.

10.1  The Employee will not, during or after the term of this Agreement, disclose to any third person or use or take any personal advantage of any confidential information or any trade secret of any kind or nature obtained by his/her during the term hereof or during her employment by the Company.

10.2  To the full extent permitted by law, the Employee will not for a period of one year following the termination of his/her employment with the Company:

(i) attempt to cause any person, firm or corporation which is a customer of or has a contractual relationship with the Company at the time of the termination of her employment to terminate such relationship with the Company, and this provision shall apply regardless of whether such customer has a valid contractual arrangement with the Company;

(ii) attempt to cause any employee of the Company to leave such employment;

(iii) engage any person who was an employee of the Company at the time of the termination of her employment or cause such person otherwise to become associated with the Employee or with any other person, corporation, partnership or other entity with which the Employee may thereafter become associated;

(iv) engage in any activity or perform any services competitive with any business conducted by the Company at the time of such termination in any geographic area in which the company did business during the course of the Employee’s employment.

The provisions of under this Section 10.2 will not apply if the Employer wrongfully terminates the Employee's employment or if the Employee properly terminates his/her employment for cause.

10.3  The Employee acknowledges that the violation of any of the provisions of this Section 10 will cause irreparable loss and harm to the Company which cannot be reasonably or adequately compensated by damages in an action at law, and, accordingly, that the Company will be entitled to injunctive and other equitable relief to prevent or cure any breach or threatened breach thereof, but no action for any such relief shall be deemed to waive the right of the Company to an action for damages.

11. Governing Law; Remedies

11.1  This Agreement has been executed in the State of Florida and shall be governed by and construed in all respects in accordance with the law of the State of Florida

11.2  Except as otherwise expressly provided in this Agreement, any dispute or claim arising under or with respect to this Agreement will be resolved by arbitration in Broward County, Florida in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a panel of three (3) arbitrators, one appointed by the Employee, one appointed by the Company, and the third appointed by said Association. The decision or award of a majority of the arbitrators shall be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.

11.3  Notwithstanding the provisions for arbitration contained in this Agreement, the Company will be entitled to injunctive and other equitable relief from the courts as provided in Sections 8.3, 11 and 10.3 and as the courts may otherwise determine appropriate; and the Employee agrees that it will not be a defense to any request for such relief that the Company has an adequate remedy at law. For purposes of any such proceeding the Company and the Employee submit to the non-exclusive jurisdiction of the courts of the State of Florida and of the United States located in the County of Broward State of Florida and each agrees not to raise and waives any objection to or defense based on the venue of any such court or forum non conveniens.

11.4  A court of competent jurisdiction, if it determines any provision of this Agreement to be unreasonable in scope, time or geography, is hereby authorized by the Employee and the Company to enforce the same in such narrower scope, shorter time or lesser geography as such court determines to be reasonable and proper under all the circumstances.

11.5  The Company will also have such other legal remedies as may be appropriate under the circumstance including, inter alia, recovery of damages occasioned by a breach. The Company's rights and remedies are cumulative and the exercise or enforcement of any one or more of them will not preclude the Company from exercising or enforcing any other right or remedy.

12. Indemnity. To the extent permitted by law, the Company will indemnify the Employee against any claim or liability and will hold the Employee harmless from and pay any expenses (including, without limitation, legal fees and court costs), judgments, fines, penalties, settlements and other amounts arising out of or in connection with any act or omission of the Employee performed or made in good faith on behalf of the Company pursuant to this Agreement, regardless of negligence, personal responsibility, or other. The Company will not be obligated to pay the Employee's legal fees and related charges of counsel during any period that the Company furnishes, at its expense, counsel to defend the Employee; but any counsel furnished by the Company must be reasonably satisfactory to the Employee. The foregoing provisions will survive termination of the Employee's employment with the Company for any reason whatsoever and regardless of fault.

13. Severability of Provisions. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, the remainder of this Agreement, and the application of such provision other than to the extent it is held invalid, will not be invalidated or affected thereby.

14. Waiver. No failure by the Company to insist upon the strict performance of any term or condition of this Agreement or to exercise any right or remedy available to it will constitute a waiver. No breach or default of any provision of this Agreement will be waived, altered or modified, and the Company may not waive any of its rights, except by a written instrument executed by the Company. No waiver of any breach or default will affect or alter any term or condition of this Agreement, and such term or condition will continue in full force and effect with respect to any other then existing or subsequent breach or default thereof.

15. Miscellaneous.

15.1  This Agreement may be amended only by an instrument in writing signed by the Company and the Employee.

15.2  This Agreement shall be binding upon the parties and their respective successors and assigns. The Company may, without the Employee's consent, transfer or assign any of its rights and obligations under this Agreement to any corporation which, directly or indirectly, controls or is controlled by the Company or is under common control with the Company or to any corporation succeeding to all or a substantial portion of the Company's business and assets, provided that the Company shall not be released from any of its obligations under this Agreement, and provided further that any such transferee or assignee agrees in writing to assume all the obligations of the Company hereunder. Control means the power to elect a majority of the directors of a corporation or in any other manner to control or determine the management of a corporation. Except as provided above, neither the Company nor the Employee may, without the other's prior written consent, transfer or assign any of its or her rights or obligations under this Agreement, and any such transfer or assignment or attempt thereat without such consent shall be null and void.

15.3  All notices under or in connection with this Agreement shall be in writing and may be delivered personally or sent by mail, courier, fax, or other written means of communication to the parties at their addresses, email address and fax numbers set forth below or to such other addresses and fax numbers as to which notice is given:

(a)	if to the Company:
Jonathan Leinwand
CEO
Sanswire Corp.
Suite 1500, 101 N.E. 3rd Ave,
Ft. Lauderdale Florida 33301
jleinwand@globetel.net
Fax: (954) 252-4256

(b)	if to the Employee:
Thomas Seifert
10940 S. Parker Road
Suite 201
Parker, Colorado 80134

Notice will be deemed given on receipt.

15.4  All shares issued hereunder during a one-year period from the date of this Agreement shall be forfeited by Employee in the event during such one-year period Employee voluntarily terminates his employment with the Company or if the Employee is terminated by the Company as a result of his violation of a criminal statute which constitutes a felony.  This restriction shall immediately terminate in the event the shares are registered under the Securities Act of 1933, as provided above.  During the one-year period, Employee will have all rights as a shareholder with respect to the shares, but may not transfer the shares to a third party except by operation of law.

15.6  Section headings are for purposes of convenient reference only and will not affect the meaning or interpretation of any provision of this Agreement.

15.7  This Agreement constitutes the entire agreement of the parties and supersedes any and all prior agreements or understandings between them.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Sanswire Corp.

By:
Name:	Jonathon Leinwand
Title:	Chief Executive Officer

Date: ______________
Employee

____________________
Thomas Seifert

Date:________________

Appendix A

Employment. The Company hereby employs the Employee as its Chief Financial Officer, on the terms set forth below.

Duties. The Employee will report to the Board of Directors of the Company and shall lead the Company and provide the direction and vision for the Company. The CFO shall be responsible for preparing all appropriate public filings as well as maintaining accurate books and record of the Company to the best of their abilities and interfacing with the Audit Committee in regards with any foreseeable accounting irregularities.

Salary. The Company will pay the Employee a salary of $200,000 per annum, to be paid in accordance with standard pay periods of other employees.

Special Compensation:  As a signing bonus, the Company will pay the Employee 1,500,000 shares of the Company’s common stock.

Additional Compensation. During his/her employment the Company will also pay the Employee a bonus in a grant of company stock and/or cash.  Said bonus will be the equivalent of up to 150% of Employee’s base salary. Employee shall receive options to purchase 500,000 shares of the Common Stock of the Company to be granted and priced at the date of execution hereof.

The Employee shall receive additional compensation upon completing the following milestones as follows:

1.	1,000,000 shares upon the Company commencing trading on the OTCBB.

2.	1,000,000 shares upon the Company commencing trading on a national trading market.

3.	1,000,000 shares upon the Company successfully filing timely SEC reports for a period of 12 consecutive months

4.	1,000,000 shares upon the closing of financing of at least $2,000,000 in gross proceeds, in the aggregate, commencing from the date of initial appoint as CFO on June 1, 2009.

5.	1,000,000 shares upon the Company’s market cap reaching $75,000,000.

6.	1,000,000 shares upon the Company’s market cap reaching $125,000,000.

Benefits: The Company will provide the Employee, at the Company's expense, with medical Insurance for the Employees immediate family, as well as any other normal benefits as may be provided to other key management personnel.

Vacation and Personal Days: The Company will provide the Employee with twenty (20) day’s vacation time during the year and five (5) personal days per year, which shall not be counted against the vacation days. The Employee agrees to not take more than fourteen (14) consecutive working days off at any one time. The Employee shall be entitled to all other regular and customary vacation schedules as may be afforded to other employees.  All vacation days must be taken within the calendar year that they are earned.  This may be extended with approval from the Employee’s immediate Supervisor.